EXHIBIT 5.1

November 9, 2021 File No.: 321349.00018/19903

NOMAD ROYALTY COMPANY LTD. Suite 500 1275 Avenue Des Canadiens-de-Montréal Montreal, Québec H3B 0G4

Dear Sirs:

Re: Nomad Royalty Company Ltd. (the “Corporation”)

We have acted as Canadian counsel to the Corporation in connection with the registration, on Form F‑3 (the “Registration Statement”) under the United States Securities Act of 1933, as amended, of two million six hundred sixty thousand (2,660,000) common shares in the capital of the Corporation (the “Common Shares”) issuable pursuant to the Corporation’s Dividend Reinvestment and Share Purchase Plan (the “DRIP”).

In connection with this opinion, we have examined and relied upon such documents, including a certified copy of a resolution of the board of directors of the Corporation authorizing, among other things, the issuance of the Common Shares pursuant to the DRIP (the “Resolution”) and records of the Corporation, and have reviewed such questions of law, as we have deemed relevant or necessary as the basis for the opinion hereinafter given. In examining such documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles and the authenticity of all originals of such documents.

The opinion herein is given as of the date hereof and relates only to the laws of the Province of Québec and the federal laws of Canada applicable therein in effect at the date hereof and we assume no obligation to update this opinion after the date hereof.

Based upon, and subject to, the qualifications expressed, we are of the opinion that:

1.

the two million six hundred sixty thousand (2,660,000) Common Shares to be issued pursuant to the Plan have been duly authorized and, when and to the extent issued in accordance with the terms of the DRIP and the authority granted under the Resolution, will be validly issued as fully paid and non-assessable common shares in the capital of the Corporation; and

2.

subject to the qualifications, exceptions, assumptions and limitations set out therein, the summary set forth in the Registration Statement under the caption “Canadian Federal Income Tax Considerations” is a fair and accurate summary in all material respects of the principal Canadian federal income tax considerations generally applicable to a participant in the DRIP.

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We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the captions “Enforceability of Civil Liabilities in the United States” and “Legal Matters”. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations thereunder.

This opinion is for the sole benefit of the addressee hereof and may not be relied upon by any other person or for any other purpose without our express written consent.

Yours truly,

/s/ Fasken Martineau DuMoulin LLP

SB/ll

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